Exhibit 10.175

CONSULTING SERVICES AGREEMENT

THIS NON-EXCLUSIVE CONSULTING SERVICES AGREEMENT (the “Agreement”), executed on the date signed below, is effective as of January 1, 2015, and is entered into by and between VG Life Sciences Inc. (“VGLS”) a Delaware corporation with its executive office located at 121 Gray Avenue, Suite 200, Santa Barbara, CA 93101 (the “Company”), and Daniel Zia (“Consultant”). The terms “Party” and “Parties” refer to the Company and Consultant individually and collectively.

1. Services. The Company wishes to engage Consultant (which is understood to include the undersigned and his designees for all purposes in this agreement) to assist it in business consulting matters as agreed to by the Parties.

2. Fees and Expenses. The Company shall pay Consultant fees in the total amount of Five Thousand Dollars ($5,000) in exchange for the consulting services identified above.

Consultant agrees to accept payment in the form of common shares of VGLS for 100% of the total fees due. These shares shall be valued at the lowest consecutive three (3) day average closing price from November 1, 2014 through December 31, 2014 less 10% rounded to the nearest cent.

3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective affiliates, successors and assigns; provided, however, that in no event shall Consultant’s obligations to perform the Services be transferred by Consultant without the prior written consent of the Company.

4. Term. The term of this Agreement shall be for January 1, 2015 through March 31, 2015. The term of the agreement shall not be renewable. The agreement can be terminated in accordance with the provisions of Section 5 hereof. This Agreement can only be modified on mutually agreeable terms in writing.

5. Termination. Either Party may terminate this Agreement on at least thirty (30) days prior written notice; provided, however, if Consultant, or any of its employees or other persons it engages to provide the Services, violate any of the provisions of this Agreement or engage in any criminal activity, the Company may immediately terminate this Agreement without providing said written notice. In the event of termination by Consultant, Consultant shall be entitled to his prorated shares of fees as of the effective date of termination. In the event of termination by Company, Consultant shall be entitled to the full amount of fees due under this Agreement, unless Company terminates this Agreement and is not required to give written notice thereof, as set forth above, in which case Consultant shall be entitled to his prorated shares of fees as of the effective date of termination. In the event of any delinquency in payment of fees under this agreement or any prior agreement between parties, the Consultant is under no obligation to continue to render services hereunder.

6. Independent Contractor Relationship. The relationship of the Company to Consultant shall be that of a contractor dealing at arm’s length. Nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/ employee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party.

7. Limitation of Liability. Except as otherwise set forth herein, neither Party shall be liable for any special, incidental, indirect, consequential or punitive damages, including loss of profits, loss of business opportunity, or other economic loss, whether arising in contract or tort (including negligence), claimed to have been sustained by a Party directly or indirectly, as a result of or arising pursuant to this Agreement. Except for claims (including claims of personal injury, death, or property damage) caused by Consultant’s bad faith, willful or wanton misconduct, gross negligence or recklessness, or a breach of Consultant’s obligations under the paragraph captioned “Confidentiality,” Consultant shall not be liable to the Company for damages in excess of the fees received by Consultant. The foregoing limitations shall apply even if Consultant is advised of the possibility of such damages or losses.

8. Indemnification. The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with any act or omission by the Company, including with respect to any filings by the Company with the SEC, the OTC Markets or any other market or authority.

9. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given: (i) when delivered, if personally delivered; (ii) when sent by facsimile transmission, when receipt therefore has been duly received; or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or (iv) sent by recognized overnight courier, addressed as set forth in the preamble to this Agreement or to such other address as a Party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by an authorized officer of each Party. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. Except for controversies arising under Section 13 hereof, the Parties hereby irrevocably agree to waive trial by jury and that any controversy arising under or in relation to this Agreement shall be resolved by binding arbitration in accordance with the appropriate rules then in effect of the American Arbitration Association (or comparable authority) using a single, neutral arbitrator. The prevailing party in any court or arbitration proceeding hereunder shall be entitled to reimbursement of its fees, costs and expenses incurred therein, including those of its attorneys.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other persons or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12. Representations and Warranties of Consultant and the Company. Consultant hereby represents and warrants that: (i) it has the knowledge and skills necessary to provide the Services; (ii) Consultant shall exert reasonable efforts to perform the Services on a timely basis; (iii) it has the full and unrestricted right and authority to enter into and perform this Agreement; (iv) entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party. The Company hereby represents and warrants it will cooperate and provide Consultant with: (a) all necessary complete and accurate information on a timely basis; and (b) all information, documents and disclosures that the Company has knowledge of or should have knowledge of that would be necessary for Consultant to perform hereunder.

13. Confidentiality. Consultant understands and agrees that in the course of the engagement with the Company, it may receive and become aware of confidential and proprietary information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to the Company’s business (the “Confidential Information”). Consultant hereby acknowledges the sensitivity and confidential nature of the Confidential Information and covenants and agrees to keep all such Confidential Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information it obtains or is otherwise exposed to or becomes aware of as a result of its engagement by the Company in any manner not expressly authorized by the Company in writing. Consultant understands and agrees that its obligation regarding the confidentiality of the Confidential Information shall continue for so long as such Confidential Information remains confidential.

The obligation of confidentiality shall not apply to any Confidential Information: (i) which was already known to Consultant at the time of disclosure and Consultant promptly informs the Company thereof; (ii) which was already in the public domain; (iii) which becomes available to the public through no fault of Consultant; (iv) which is disclosed to others by the Company without restriction as to disclosure and/or commercial use; or (v) which is required to be disclosed by Consultant in response to an effective subpoena, administrative or court order, or other valid legal process but then only to the extent necessary to comply therewith.

Upon termination of this Agreement and upon request by the Company, Consultant will promptly return to the Company all documents, records or other items belonging to the Company, whether prepared by Consultant or furnished to it by the Company, or otherwise, and relating in any way to the business or Confidential Information of the Company, so long as the Company is in compliance with all provisions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, this Agreement has been executed by the Company and Consultant as of the effective date written above.

VG Life Sciences Inc.

By: /s/ John Tynan	Date: January 19, 2015
Name and Title: John Tynan, CEO

By: /s/ Daniel Zia	Date: January 19, 2015
Name and Title: Daniel Zia